Exhibit 3.1.6

SECOND AMENDED CERTIFICATE OF DESIGNATION

OF

PREFERRED STOCK

OF

MOBETIZE CORP.

Series A Preferred Stock

Pursuant to

Sections 78.385 and 78.390 of Nevada Revised Statutes

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the “Board of Directors”) of Mobetize Corp., a Nevada corporation (the “Corporation”), at a meeting duly convened and held, at which a quorum was present and acting throughout:

RESOLVED, that pursuant to the authority conferred on the Board of Directors by the Corporation’s Articles of Incorporation, the designation of the Corporation’s Series A Preferred Stock effective February 25, 2016, as amended on May 20, 2016, is hereby amended and replaced in its entirety; and the Chairman and Chief Executive Officer of the Corporation, are hereby authorized and directed to execute and file with the Secretary of State of the State of Nevada a Second Amended Certificate of Designation of Preferred Stock of Mobetize Corp. Series A Preferred Stock fixing the designations, powers, preferences and rights of the shares of Series A Preferred Stock, and the qualifications, limitations or restrictions thereof (in addition to the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, set forth in the Articles of Incorporation which may be applicable to the Corporation’s Series A Preferred Stock, as follows:

1. Number of Shares; Designation. A total of 10,000,000 shares of preferred stock, par value $0.001 per share, of the Corporation are hereby designated as Series A Preferred Stock (the “Series A”) of which four million five hundred and sixty five thousand (4,565,000) shares are outstanding pursuant to the terms of a Share Exchange Agreement, dated as of February 4, 2016, by and among the Corporation and Ajay Hans (the “Share Exchange Agreement”). A copy of the Share Exchange Agreement will be provided to any stockholder of the Corporation upon request therefor. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Share Exchange Agreement.

2. Rank. The Series A shall, with respect to dividend rights upon voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation rank:

(i)	Pari pasu with the Common Stock, par value $0.001 per share, of the Corporation (the “Common Stock”), and any additional series of preferred stock issued by the Corporation that is designated in an amendment to the Articles of Incorporation or a certificate of designation establishing such additional preferred stock.

(ii)	Junior to any additional series of preferred stock issued by the Corporation that is designated in an amendment to the Articles of Incorporation or a certificate of designation establishing such additional preferred series as ranking senior to the Series A.

3. Dividends. Dividends may be declared and paid on the Series A from funds legally available therefor as and when determined by the Board of Directors. The Series A shall, with respect to the payment of dividends, rank pari passu with the Common Stock.

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4. Conversion.

(a) Right to Convert. The Holder of the Series A (the “Holder”) shall have the right to convert, on the second (2nd) annual anniversary date of the designation of the Series A and from time to time thereafter, all or any part of the Series A held by such Holder into such number of fully paid and non-assessable shares of either Common Stock or such number of fully paid and non-assessable shares of Series B Preferred Stock (the “Conversion Shares”) as is determined in accordance with the terms hereof (a “Conversion”). Notwithstanding the initial time restriction on conversion contained in this paragraph, Holder shall have the right to convert on any date prior to the second (2nd) annual anniversary of the designation of the Series A in connection with a transaction of the type described in paragraph 4(e)(ii) below.

(b) Conversion Notice. In order to convert Series A, the Holder shall send to the Corporation by facsimile transmission, at any time prior to 3:00 p.m., Pacific Standard Time, on the Business Day (as used herein, the term “Business Day” shall mean any day except a Saturday, Sunday or day on which there is a Federal holiday (the “Conversion Date”), a notice of conversion in substantially the form attached as Annex I hereto (a “Conversion Notice”), stating the number of Series A to be converted, an election to convert such Series A into Common Stock or Series B Preferred Stock (the “Series B”) and a calculation of the number of Conversion Shares issuable upon such Conversion in accordance with the formula set forth in paragraph 4(c) below setting forth the basis for each component thereof, including the details relating to any adjustments made to the Conversion Price. The Holder shall promptly thereafter send the Conversion Notice and the certificate or certificates being converted to the Corporation. The Corporation shall issue a new certificate for Series A to the Holder in the event that less than all of the Series A represented by a certificate are converted; provided, however, that the failure of the Corporation to deliver such new certificate shall not affect the right of the Holder to submit a further Conversion Notice with respect to such Series A and, in any such case, the Holder shall be deemed to have submitted the original of such new certificate at the time that it submits such further Conversion Notice. Except as otherwise provided upon delivery of a Conversion Notice in accordance with the terms hereof, the Holder shall as of the applicable Conversion Date, be deemed for all purposes to be the record owner of the Conversion Shares to which such Conversion Notice relates.

(c) Number of Conversion Shares. The number of Conversion Shares to be delivered by the Corporation to a Holder for each share of Series A pursuant to a Conversion shall be one (1) share of Common Stock or one (1) share of Series B for each one (1) share of Series A delivered to the Corporation (the “Conversion Rate”). If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) the authorized Common Stock into a greater number of shares, the Conversion Rate in effect immediately prior to such subdivision will not be subject to adjustment. If the Corporation at any time combines (by combination, reverse stock split or otherwise) the authorized Common Stock into a smaller number of shares, the Conversion Rate in effect immediately prior to such combination will not be subject to adjustment.

(d) Delivery of Conversion Shares. The Corporation shall, no later than the close of business on the third (3rd) Business Day following the later of the date on which the Corporation receives a Conversion Notice from the Holder pursuant to paragraph 4(b), above, and the date on which the Corporation receives the related Series A certificate (such third Business Day, the “Delivery Date”), issue and deliver or cause to be delivered to such Holder the number of Conversion Shares determined pursuant to paragraph 4(c) above.

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(e) Adjustments. The Conversion Rate shall be subject to adjustment from time to time as follows:

(i)	Reorganization, Reclassification, Consolidation, Merger or Sale. Prior to any recapitalization, reorganization, reclassification, consolidation, merger, or other similar transaction pursuant to which the holders of the Common Stock are entitled to receive stock, securities or assets with respect to or in exchange for the Common Stock, the Corporation will make appropriate provision, in form and substance satisfactory to the Holder of the Series A, to ensure that the Holder will thereafter have the right to acquire and receive in lieu of or in addition to, as the case may be, either shares of Common Stock or Series B on the election of Holder, immediately theretofore acquirable and receivable upon conversion of the Series A, had such recapitalization, reorganization, reclassification, consolidation, merger, or other similar transaction not taken place. In any such case, the Corporation will make appropriate provision, in form and substance satisfactory to the Holder of the Series A to ensure that the provisions of this paragraph and paragraph 4(e)(iii) below will thereafter be applicable to the Series A. The Corporation will not effect any consolidation or merger, unless prior to the consummation thereof, the successor entity resulting from such consolidation or merger, assumes, by written instrument, in form and substance satisfactory to the Holder of the Series A, the obligation to deliver to the Holder of Series A such shares of stock, securities or assets as, in accordance with the foregoing provisions, that the Holder may be entitled to acquire.

(ii)	Purchase Rights. If at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of the Common Stock (the 'Purchase Rights"), then the Holder of the Series A will be entitled to acquire, upon the terms applicable to such purchase rights, the aggregate purchase rights which Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of Holder's shares of Series A immediately before the date on which a record is taken for the grant, issuance or sale of such purchase rights, or, if no such record is taken, the date as of which the record holders of the Common Stock are to be determined for the grant, issue or sale of such purchase rights.

(iii)	Status of Shares. All shares of Series A that are at any time converted pursuant to this paragraph 4, and all shares of Series A that are otherwise reacquired by the Corporation and subsequently canceled by the Board of Directors, shall be retired and shall not be subject to reissuance.

5. Voting Rights. Each share of the Series A shall entitle the Holder thereof to ten (10) votes for each Conversion Share into which such share of the Series A is then convertible (the “Super Voting Rights”), which on the initial date of issuance of the Series A shall equal, when combined with the shares of Common Stock held by the Holder on the initial date of issuance of the Series A, in the aggregate not less than 66 2/3 % of the total votes of all outstanding shares of capital stock of the Corporation, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law), voting together with the Common Stock and any additional series of preferred stock as a single class and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.

6. Restrictions and Limitations. So long as any shares of Series A remain outstanding, the Corporation shall not, without the vote or written consent by the Holder of the outstanding Series A, voting as a single class:

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(i)	Redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking or other analogous fund for such purpose) any share or shares of its capital stock, except for a transaction in which all outstanding shares of Series A are concurrently redeemed, purchased or otherwise acquired, provided however, that this restriction shall not apply to the repurchase of shares of Common Stock or any additional series of preferred stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements pursuant to which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment.

(ii)	alter, modify or amend (whether by merger or otherwise) the terms of the Series A in any way;

(iii)	issue (whether by merger or otherwise) any new series or class of capital stock ranking pari passu with or having a preference over the Series A as to the Super Voting Rights;

(iv)	increase (whether by merger or otherwise) the authorized number of shares of the Series A;

(v)	re-issue (whether by merger or otherwise) any shares of Series A which have been converted or redeemed in accordance with the terms hereof;

(vi)	enter into any definitive agreement or commitment with respect to any of the foregoing; or

(vii)	cause or permit any subsidiary to engage in or enter into any definitive agreement or commitment with respect to any of the foregoing.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended Certificate of Designation of Preferred Stock of Mobetize Corp. Series A Preferred Stock to be duly executed on its behalf by its undersigned Chairman of the Board of Directors as of June 1, 2018.

By:	/s/ Malek Ladki
Name:	Malek Ladki
Title:	Chairman of the Board of Directors

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ANNEX I

CONVERSION NOTICE

The undersigned hereby elects to convert ____________________________________ (_____________) shares of Series A, represented by stock certificate No(s). __, into shares of either (select one of the options presented below)

☐	Common Stock of Mobetize Corp. or

☐	Series B Preferred Stock of Mobetize Corp.

according to the terms and conditions of the Second Amended Certificate of Designation dated effective June 4, 2018, relating to Series A, as of the date written below.

Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Second Amended Certificate of Designation of Preferred Stock of Mobetize Corp. Series A Preferred Stock.

Conversion Date: ________, __, 20__

Number of Shares of Series A to be Converted: _____________________

Number of Shares of Common Stock to be Issued: ___________________

Number of Shares of Series B to be Issued _________________________

Name of Holder: _____________________________________________

Address: __________________________________________________

___________________________________________________

___________________________________________________

_________________________________________________________

Signature:______________________

Holder Requests Delivery to be made: (check one)

☐        By Delivery of Physical Certificates to the Above Address

☐        Through Depository Trust Corporation: __ (Account No: ________________)

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